Exhibit 99.1

Oxbridge Acquisition Corp. Announces Separate Trading of its

Class A Ordinary Shares and Warrants, Commencing October 1, 2021

GRAND CAYMAN, CAYMAN ISLANDS / GlobeNewswire / September 30, 2021 / Oxbridge Acquisition Corp. (NASDAQ: OXACU) (“Oxbridge Acquisition Corp.” or the “Company”) today announced the announced that, commencing October 1, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A Ordinary Shares (“Class A Ordinary Shares”) and warrants included in the units. The Class A Ordinary Shares and warrants that are separated will trade on the Nasdaq Capital Market (“Nasdaq”) under the symbols “OXAC” and “OXACW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “OXACU.”

The units were initially offered by the Company in an underwritten offering. Maxim Group LLC acted as sole book-running manager for the offering. The public offering was made only by means of a prospectus, copies of which may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oxbridge Acquisition Corp.

Oxbridge Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, organized under the laws of the Cayman Islands and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any business, industry or geographical location, it intends to focus its search on a technology business within the insurtech, blockchain and artificial intelligence verticals, with enterprise value in excess of $300 million. The Company is led by Jay Madhu, its Chairman & CEO and Wrendon Timothy, its CFO, Secretary, Treasurer and Director. In addition to Messrs. Madhu and Timothy, the Company’s Board of Directors also includes Jason Butcher, Allan Martin, and William Yankus. Additionally, the Company’s strategic advisors include Deepak Jain, Oliver Gale, Drew Madhu, and Sam Martin.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Oxbridge Acquisition Corp., including those set forth in the Risk Factors section of Oxbridge Acquisition Corp.’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Oxbridge Acquisition Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact: Jay Madhu, Chairman, and CEO Oxbridge Acquisition Corp. Tel +1 (345) 749-7568 jmadhu@oxbridgeaq.com